Exhibit 15.1

INDEPENDENT ACCOUNTANTS’ AWARENESS LETTER

Ameritrade Holding Corporation
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the periods ended December 31, 2001 and 2000; March 29, 2002 and March 30, 2001; and June 28, 2002 and June 29, 2001 as indicated in our reports dated February 11, 2002, May 3, 2002 and August 6, 2002 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 29, 2002 and June 28, 2002 are being used in Post-Effective Amendment No. 1 to Registration Statement No. 333-88632 on Form S-3 to Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
October 7, 2002